                                                                Exhibit 11.1

EXHIBIT (11.1) -- COMPUTATION OF EARNINGS PER SHARE

NATIONAL CITY CORPORATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                FOR THE CALENDAR YEAR
                                        --------------------------------------
                                            1996         1995         1994
                                        -----------  -----------  ------------
PRIMARY:
--------
 Net Income                                $736,630     $591,460      $598,467
  Less Preferred Dividend Requirements        4,028       14,830        15,200
                                        -----------  -----------   -----------
 Net Income Applicable to Common Stock     $732,602     $576,630      $583,267
                                        ===========  ===========   ===========
 Average Common Shares Outstanding      222,674,326  215,097,124   220,822,755
                                        ===========  ===========   ===========
 Net Income Per Share-Primary              $   3.29     $   2.68      $   2.64
                                        ===========  ===========   ===========
ASSUMING FULL DILUTION:
-----------------------
 Net Income                                $736,630     $591,460      $598,467
                                        ===========  ===========   ===========
 Average Common Shares Outstanding      222,674,326  215,097,124   220,822,755

 Average Effect of Assumed Conversion
  of 8% Cumulative Convertible
  Preferred Stock                         2,679,175    8,839,872     8,941,907

 Fully Diluted Average Common
  Shares Outstanding Assuming Exercise
  of all Outstanding Stock Options as of
  the Beginning of Year or Date of
  Grant, if Later                           149,930       67,491        80,038
                                        -----------  -----------   -----------
 Fully Diluted Common
  Shares Outstanding                    225,503,431  224,004,487   229,844,700
                                        ===========  ===========   ===========
 Fully Diluted Net Income
  Per Share                                $   3.27     $   2.64      $   2.60
                                        ===========  ===========   ===========
